RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT
THIS AGREEMENT, dated as of January 16, 2026, among American Century ETF Trust, on behalf of itself and its separate series listed on Schedule A (each, an “Acquiring Fund”), severally and not jointly, and each Acquired Fund(s), severally and not jointly, (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”), listed on Schedule B.
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act, as interpreted or modified by the SEC or its staff from time to time (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and Section 12(d)(1)(C) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and Section 12(d)(1)(C), as applicable, in reliance on the Rule; and
WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.Terms of Investment
(a)In order to help reasonably address the risk of undue influence on an Acquired Fund that operates as a mutual fund (“Acquired Mutual Fund”) by an Acquiring Fund, and to assist the Acquired Mutual Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Mutual Fund agree as follows:

(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, to the extent consistent with the Acquired Mutual Fund’s registration statement, the Acquired Mutual Fund may honor any redemption request partially or wholly in-kind.

(ii)Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than [ ]% of the Acquired Mutual Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Mutual Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Mutual Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Mutual Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Mutual Fund and the scale of its contemplated investments in the Acquired Mutual Fund.

(b)With respect to investments in Acquired Funds that operate as exchange-traded funds (“Acquired ETFs”), the Funds note that each Acquired ETF is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired ETFs can only be submitted by Brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Authorized Participant Agreement”) with the Acquired ETFs’ distributor to transact in shares of the Acquired ETFs. The Acquired ETFs also have policies and procedures (the “Basket Policies”) that have been adopted pursuant to Rule 6c-11 under the 1940 Act, which govern creations and redemptions of the Acquired ETFs’ shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Authorized Participant Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. The Acquiring Fund will (1) use reasonable efforts to spread orders, (whether placed through an Authorized Participant or through any secondary market) that are reasonably expected to result in all Authorized Participants in the aggregate redeeming shares from the Acquired ETF greater than 3% of the relevant Acquired Fund’s total outstanding~~)~~voting securities equally over multiple days and (2) provide reasonable advance notification of such large orders to the relevant Acquired ETF whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired ETF acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired ETF shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Funds believe that these material terms regarding an Acquiring Fund’s investment in shares of an Acquired ETF should assist the Acquired ETF’s investment adviser with making the required findings under the Rule.

(c)With respect to investments in Acquired Funds that operate as closed-end funds (“Acquired CEFs”), the Funds note that Acquired CEFs do not permit daily redemptions, and that Acquired CEFs that permit periodic repurchases, such as interval funds that operate under Rule 23c-3 under the 1940 Act, would do so only under prescribed circumstances. Upon a reasonable request by an Acquired CEF, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired CEF and the scale of its contemplated investments in the Acquired CEF.

(d)In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.Representations of the Acquiring Funds.

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement including, without limitation, the requirement that: (1) the Acquiring Fund and its advisory group (as defined in the Rule) not control (as defined in the 1940 Act), individually or in the aggregate, an Acquired Fund and (2) if the Acquiring Fund and its advisory group, in the aggregate, holds more than 25% of the outstanding voting securities of an Acquired Fund, each of those holders vote its shares of the Acquired Fund in the same proportion as the vote of all other holders of such shares (in each case, except as otherwise provided in the Rule).

(b)An Acquiring Fund shall promptly notify an Acquired Fund of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities.

(c)Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer (not including any limited purpose broker-dealer that does not execute trades for an Acquired Fund), (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

(d)An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

4.Indemnification.

(a)Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c)Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

5.Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:    If to the Acquired Fund:

American Century ETF Trust c/o American Century Investments 4500 Main Streed Kansas City, MO 64111 Attn: General Counsel Email: LG-Legal_Notices@americancentury.com	H. Bruce Bond Chief Executive Officer Innovator ETFs Trust 109 N. Hale Street. Wheaton, IL 60187 Email: bbond@innovatoretfs.com
With a copy to:	With a copy to: Attn: Chief Compliance Officer. Innovator ETFs Trust 109 N. Hale Street.
6.Governing Law; Counterparts.

(e)This Agreement will be governed by laws of the State of Delaware without regard to choice of law principles.
(f)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

7.Term and Termination; Assignment; Amendment

(a)This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)This Agreement shall continue until terminated in writing by either party upon [60] days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended, including the addition of Acquiring Funds and Acquired Funds to Schedules A and B, respectively, only by a writing that is signed by each affected party.

(e) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquired Funds.

(g) A copy of the Declaration of Trust of the Innovator ETFs Trust is on file with the Secretary of State of Delaware, and notice is hereby given that no trustee, officer, employee, agent of shareholder of the Acquired Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquired Funds.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Innovator ETFs Trust Listed on Schedule B

/s/ H. Bruce Bond
H. Bruce Bond
Chief Executive Officer

Series Listed on Schedule A

/s/ Patrick Bannigan
Patrick Bannigan
President

SCHEDULE A
Acquiring Funds

Registrant
American Century ETF Trust

Series:
Avantis Total Equity Markets ETF

:

SCHEDULE B
Acquired Funds

Innovator ETFs Trust

Innovator Emerging Markets Power Buffer ETF – October
Innovator International Developed Power Buffer ETF – July
Innovator International Developed Power Buffer ETF – October
Innovator International Developed Power Buffer ETF – January
Innovator US Small Cap Power Buffer ETF – October
Innovator US Equity Power Buffer ETF – December
Innovator US Equity Power Buffer ETF – February
Innovator US Equity Power Buffer ETF – January
Innovator US Equity Power Buffer ETF – July
Innovator US Equity Power Buffer ETF – November
Innovator US Equity Power Buffer ETF – October
Innovator US Small Cap Power Buffer ETF - July